EXHIBIT 10.1

AMENDMENT TO LETTER AGREEMENT
This AMENDMENT (this “Amendment”), effective as of December 6, 2011 (the “Effective Date”), by and between Orbitz Worldwide, Inc. (the “Company”) and Samuel M. Fulton (“Executive”) is entered into to amend the employment letter agreement, dated as of March 29, 2010 (the “Letter Agreement”), by and between the Company and Executive. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Letter Agreement.
WHEREAS, each of the Company and Executive desires to amend the Letter Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. The numbered items following the third paragraph of the Letter Agreement are hereby amended in their entirety as follows:
(1) a lump sum payment equal to your annual base salary in effect on the date of your termination;
(2) a lump sum payment equal to your annual target bonus in effect on the date of termination;
(3) a lump sum payment equal to your target bonus for the year in which your employment with the Company terminates, pro-rated based upon the number of days you were employed with the Company during the year of termination, and for which you have not otherwise received or been eligible for a bonus with respect to such year, in lieu of any other bonus for the applicable bonus period in which your employment with the Company was terminated;
(4) continuation of your health plan coverage through the end of the month in which your last date of employment occurs. Thereafter, you will be eligible to continue health plan coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect to continue health plan coverage pursuant to COBRA, the Company will subsidize your COBRA payments for the first twelve (12) months so that you will pay the same monthly premiums as active employees of the Company for the same coverage; provided, however, that if you are eligible for another group health plan coverage prior to the end of this period, the Company shall not be responsible for any further payments; provided, further, however, that the Company may, in its sole discretion, provide you with a lump sum payment in lieu of providing a COBRA subsidy; provided further, however, that any Company subsidy shall be subject to taxation to you to the extent required or advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended. Thereafter, you will be responsible for the full payment of any COBRA premiums through the remainder of your eligibility; and
(5) outplacement benefits pursuant to Company policy.
2. Each of the Company and Executive agrees that, other than as expressly set forth in this Amendment, nothing in this Amendment is intended to alter the rights, duties or obligations of the parties, or each of them, under the Letter Agreement which shall remain in full force and effect as amended hereby.

3. This Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
4. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

ORBITZ WORLDWIDE, INC.

Alice L. Geene
Group Vice President, Interim General Counsel

EXECUTIVE

Samuel M. Fulton